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EXHIBIT 10.9

          FIRST AMENDMENT TO FIRST AMENDED AND RESTATED LEASE AGREEMENT

      THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED LEASE AGREEMENT ("AMENDMENT") is executed as of May 31, 2001 ("EFFECTIVE DATE"), by and between PARKSIDE TOWERS CO-TENANCY, a tenancy in common between: Gateway Phoenix Associates, L.P., a California limited partnership, and 5990 Sepulveda Associates, L. P., a California limited partnership, (collectively, "Landlord"), and INKTOMI CORPORATION, a Delaware corporation ("TENANT").

                                    Recitals

      A. Pursuant to the terms of the written First Amended and Restated Lease Agreement between Landlord and Tenant, dated for identification purposes as of March 10, 2000 (the "ORIGINAL LEASE"), Landlord has agreed to construct the Project and Tenant has agreed to lease from Landlord all the space in the Project comprising approximately 381,050 rentable square feet of office space (which number excludes approximately 17,410 rentable square feet currently designated for retail use), which would make the Project essentially a single-tenant building. Capitalized terms not defined in this Amendment shall have the meanings given them in the Original Lease. As used in this First Amendment, "LEASE" shall mean the Original Lease, as amended by this First Amendment.

      B. Landlord has received approval of the Base Building Plans for the Base Building Work (as defined in the Original Lease) from the City of Foster City, has hired Webcor Construction, Inc., dba Webcor Builders ("WEBCOR"), as the general contractor therefor, and has commenced the construction thereof. Landlord has approved Tenant's proposed Space Planner for the Tenant Improvements. Landlord has already entered into a contract with WCP Services, Inc., dba Commercial Interior Contractors ("CIC"), as the general contractor, to construct and install the Tenant Improvements and CIC has prepared an initial Construction Schedule for the Tenant Improvement work.

      C. Tenant desires to have certain major changes and additions made to the Base Building Work and to have the Project developed and constructed accordingly. Landlord is willing to accommodate Tenant's desires so long as Tenant adequately and timely compensates Landlord for all the costs and delays that arise due to any such changes and additions, whether or not known or foreseeable at this time by Landlord.

      D. Landlord and Tenant desire to amend the Original Lease, inter alia, (i) to provide for the changes and additions set forth herein to be made to the Base Building Work (and to the Tenant Improvements, if so effected), (ii) to set forth Tenant's obligations to pay all costs in connection with such changes and additions and for the restoration of the Project due to such changes and additions when Tenant reduces its occupancy or vacates the Premises to convert same to a multi-tenant building, and (iii) to otherwise provide for all impacts that such changes


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and additions may have on the Original Lease and the economic terms thereof, all upon and subject to the terms and conditions set forth in this Amendment.

      NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements of the parties herein, Landlord and Tenant hereby agree as follows:

      1. Changes and Additions to Base Building Work. Tenant hereby proposes to have Landlord make and incorporate those changes and additions to the Base Building Work which are set forth in Attachment A hereto ("BASE BUILDING CHANGES"). Base Building Change items on Attachment A may be deleted, added or modified hereafter by written confirmation of the parties without needing to execute a formal amendment of this Amendment or the Lease. Tenant acknowledges that implementing the Base Building Changes has required and will require (i) significant design and engineering work, (ii) extensive consultation among Tenant, Tenant's Space Planner and other consultants, Landlord, Landlord's general contractor, subcontractors and suppliers, and the City, (iii) governmental approvals therefor, (iv) amendments and/or change orders to contracts with contractors and consultants, including without limitation, Webcor and CIC, and (v) legal drafting, review and approval of documents, and that such changes may also require or lead to changes being made to the Space Plan and/or the Tenant Improvements (collectively, the "REDESIGN EFFORT"). The Redesign Effort undertaken to date has resulted, and continued efforts will result, in the preparation of a revised set of Base Building Plans (including drawings, specifications and construction schedules) for submittal to the City for approval and for use in obtaining estimates and bids. In the future, the Redesign Effort may result in changes to the Construction Documents for the Tenant Improvements (including drawings, specifications and construction schedules applicable thereto), and may require the acceptance of an additional set of conditions to governmental approval(s) to allow implementation of the Base Building Changes and Tenant Improvements before the actual changes and improvements can be incorporated into the Project. Landlord and Tenant agree that the Base Building Changes and any resulting Changes in the Tenant Improvements shall be subject to Landlord's consent which consent shall not be unreasonably withheld so long as any such Change is not likely to (i) effect the structural elements of the Project, (ii) impair Landlord's ability, or significantly increase the costs, to convert or prepare the Project for multi-tenant use when necessary, (iii) reduce the value of the Project, or (iv) require concessions, exactions, mitigation measures or other conditions which are unacceptable to Landlord to be imposed on the Project by the City or other governmental agency in connection with obtaining all necessary governmental approvals for any of the foregoing Changes, but if any such Change is likely to result in any of the foregoing, Landlord may withhold or condition its consent in its sole and absolute discretion. Tenant further acknowledges that it previously approved the acquisition or substitution of certain specific HVAC, electrical and structural steel items also identified and highlighted in Attachment A along with the costs therefor.

      2. Tenant's Responsibility for Base Building Changes Costs; New Construction Schedules. Tenant acknowledges that the Base Building Changes were initiated at its request and therefore, pursuant to the Original Lease, Tenant is responsible for all costs and delays caused thereby, whether or not now known or foreseeable by Landlord, including, without limitation, all costs reasonably incurred by Landlord (i) for the Redesign Effort (subject to the specific

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limitation on certain legal fees incurred by Landlord as provided in Section 4 below), (ii) for the acquisition, fabrication, installation and construction of the Base Building Changes and of any Changes to the Tenant Improvements in connection therewith, along with additional contractor general conditions, overhead and fee, and (iii) for canceling or changing items already ordered, returning items already shipped or delivered, removing or changing components of the Project already constructed or installed, and undertaking any special construction or installation to make way for the Base Building Changes (items under subclauses (ii) and (iii) collectively, "HARD COSTS"), and (iv) Landlord's development management and overhead costs in the amount of seven and one half percent (7.5%) of the total costs for the Redesign Effort and the Hard Costs ("LANDLORD'S OVERHEAD"). In connection with the Redesign Effort and Tenant's review and approval of the Hard Costs, Landlord has previously submitted to Tenant a revised schedule for construction of the Base Building Work (which incorporates the effect on scheduling from the Base Building Changes) and the Premises Construction Schedule referenced in Section 2.2(a) of the Construction Rider (together, the "REVISED CONSTRUCTION SCHEDULES"). A copy of the Revised Construction Schedules is attached hereto as Attachment B. Tenant hereby approves the Revised Construction Schedules attached hereto.

      3. Continuation and Completion of Redesign Effort. To the extent that Landlord disapproves a proposed Base Building Change or Tenant disapproves the estimated Hard Cost (as provided below) for a Base Building Change, Landlord and Tenant shall continue the Redesign Effort to value engineer the particular item, to change the scope of the Base Building Changes, or to adjust other elements of the Base Building or the Project to address Landlord's and Tenant's concerns, but all such further Revisions Effort shall be at Tenant's cost payable as provided below. Landlord and Tenant agree to continue to work together in the Redesign Effort in good faith and on an expeditious basis to resolve all issues, to obtain all necessary governmental approvals, to obtain all necessary cost estimates, bids and contracts, and to reach agreement on the Hard Costs for the Building Changes to incorporate the Base Building Changes into the Project; provided however, Tenant must approve or disapprove all Hard Costs for the Construction Effort (as defined below) by the Effective Date ("REDESIGN EFFORT CUT-OFF DATE"). To the extent that the Hard Costs for any component of the Base Building Changes are not approved by Tenant by the Redesign Effort Cut-off Date, Landlord shall be authorized to proceed with the Base Building Improvements incorporating only those components of the Base Building Changes so approved by Tenant.

      4. Payment of Costs. (a) Landlord agrees to proceed with (i) the Redesign Effort on condition that Tenant reimburse Landlord all costs incurred in undertaking the Redesign Effort (subject to the specific limitation on certain legal fees reasonably incurred by Landlord as provided below), plus Landlord's Overhead thereon, and (ii) constructing the approved Base Building Changes on condition that Tenant reimburse Landlord all costs incurred in connection therewith, plus Landlord's Overhead thereon, all as provided below. Tenant covenants to pay all such costs to Landlord as provided below.

      (b) Landlord agrees that Tenant shall have the right to reasonably approve the final estimated costs for the Hard Costs for each line item of the Base Building Changes ("ESTIMATED BUDGET"), before Landlord directs that same be implemented. Upon Tenant's approval of the

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Estimated Budget, Landlord shall issue such Change Orders or enter into such contracts (or amendments thereto) as are necessary to cause such Change to be acquired, fabricated, constructed and installed ("CONSTRUCTION EFFORT"). Landlord agrees to provide Tenant the opportunity to participate in the negotiations with the contractor and subcontractors concerning all Hard Costs, and to verify actual costs incurred for all Redesign Efforts and Hard Costs, but such participation in negotiations and verification shall not constitute an additional approval right of Tenant over the costs incurred for the Construction Effort.

      (c) Tenant shall pay to Landlord twenty-five percent (25%) of the total estimated costs in the Estimated Budget (excluding any contingency amount) for the approved Base Building Changes, including, without limitation, (i) all costs for the Redesign Effort (subject to the specific limitation on certain legal fees incurred by Landlord as provided below), (ii) all Hard Costs for Base Building Changes approved by Landlord and Tenant, and (iii) Landlord's Overhead thereon, within ten (10) days after the Effective Date and Landlord's delivery to Tenant of Landlord's invoice or statement therefor together with reasonable supporting documentation from the contractor and subcontractors (the "BASE BUILDING CHANGES DEPOSIT").

      (d) Tenant shall pay to Landlord within ten (10) Business Days of Landlord's delivery to Tenant of Landlord's periodic invoice or statement therefor (together with reasonable supporting documentation from the contractor and subcontractors), the actual costs for the approved Base Building Changes (and all costs for any Tenant Improvements which were incurred or committed to by Landlord prior to the Effective Date) as they are incurred or ordered by Landlord (including, without limitation, Landlord's Overhead thereon) (collectively, the "TOTAL BASE BUILDING CHANGES RELATED COSTS"). At such time and so long as the unbilled portion of the estimated costs for the Base Building Changes (plus a prudent, reasonable contingency therefor) is equal to or less than the Base Building Changes Deposit, subsequent invoices for the remaining Base Building Changes shall apply a portion of the Base Building Changes Deposit as a credit against the Total Base Building Related Costs in said invoice, provided that, at all times, the Base Building Changes Deposit held by Landlord is equal to the remaining unbilled estimated costs (plus a prudent, reasonable contingency therefor) until such time as the Base Building Changes have been totally completed and Tenant has fully paid to Landlord all the Total Base Building Changes Related Costs. If through the foregoing process and upon completion of the Base Building Changes, Tenant ends up having paid more than the Total Base Building Changes Related Costs, Landlord shall refund the excess to Tenant within ten (10) Business Days of Landlord's receipt of Tenant's final payment therefor. The amount of legal fees incurred by Landlord in connection with the preparation, negotiation and execution of this Amendment which may be included in the costs of the Redesign Effort which resulted in the list of and estimated costs for the Base Building Changes which have been approved by Tenant as of the Effective Date, shall not exceed $25,000.

      5. Revised Premises. Attachment C hereto depicts the approximate intended revised configuration and location of the Premises taking into account the Base Building Changes listed in Attachment A (assuming that Landlord and Tenant approve all such Changes and any resulting Changes in the Tenant Improvements) if same were incorporated into the Project. When the Base Building (including the Base Building Changes made pursuant to this Amendment) and the Tenant Improvements (including any Changes to the Tenant Improvements resulting from said


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Base Building Changes) have been Substantially Completed, Attachment C hereto will be revised, if necessary, to depict the final approximate configuration and location of the Premises, and thereafter, such revised Attachment C shall be substituted for Exhibit A to the Original Lease as a depiction of the approximate configuration and location of the Premises.

      6. Rentable Area Unchanged; Subsequent Adjustments. Landlord and Tenant agree that notwithstanding any changes and additions to the Base Building Work (and to the Space Plan and/or Tenant Improvements resulting from said Base Building Changes, if any) pursuant to this Amendment, the total Rentable Area of the Premises shall remain unchanged due to the installation of the Base Building Changes and that if and to the extent that any usable area for office or other permitted uses is reduced to accommodate the Base Building Changes, the Rentable/Usable Ratio for the Premises (as defined under the BOMA Standard) shall be adjusted so that the total Rentable Area of the Premises remains unchanged. Notwithstanding anything to the contrary in the Original Lease, and without impliedly creating any right of Tenant to return all or any portion of the Premises to Landlord prior to the Expiration Date other than as already expressly provided in the Original Lease, in the event that Tenant vacates all or any portion of a particular floor in the Premises where certain mechanical or telecom areas or rooms may be constructed or enlarged as part of the Base Building Changes, but where such areas or rooms need to remain and continue to be used to service Tenant's remaining occupancy in the Project, the Rentable/Usable Ratio for the remaining Premises shall be further adjusted to account for the fact that such mechanical and telecom rooms cannot be reduced in size to make more space available in the Project for multi-tenant leasing as office or other uses.

      7. Rent Commencement Dates. Due to the fact that Tenant was the party who requested the Base Building Changes, Tenant agrees that all Partial Rent Commencement Dates and the Final Rent Commencement Date shall be calculated as if Tenant had not requested any of the Base Building Changes, subject to the following provisions in this Section 7. Landlord and Tenant acknowledge that some work on the Project has been able to continue notwithstanding that Tenant has requested the Base Building Changes. As of May 1, 2001, Landlord and Tenant agree that there have occurred thirty (30) days of Tenant Delay due to the Redesign Effort for the Base Building Changes ("INITIAL TENANT DELAY"). To compensate Landlord as liquidated damages for such Initial Tenant Delay, Tenant agrees to pay to Landlord on each Partial Rent Commencement Date an amount equal to thirty (30)-days Base Rent for the applicable floor of the Premises at the initial rate set forth in the Basic Lease Information ("INITIAL TENANT DELAY PAYMENT"), not as prepaid rent but in addition to all other sums which are required to be paid by Tenant under the Lease as of such date, including without limitation, monthly Base Rent for the Premises. Landlord and Tenant hereby agree that the foregoing Initial Tenant Delay Payment is a reasonable sum to compensate Landlord for such delay under the circumstances as of May 1, 2001. Furthermore, due to the extensive nature of the Base Building Changes, the uncertainty and inability of either party to accurately forecast or estimate the time and effort involved in completing all Redesign Efforts (especially in light of Landlord's and Tenant's rights to accept or reject components of the Base Building Changes and Tenant's rights to approve the Hard Costs), and in reliance on the good faith expeditious efforts that Landlord has undertaken to date in the Redesign Effort, Tenant agrees that to the extent that the Project is further delayed from and after May 1, 2001, due to any Redesign Efforts, the Construction Efforts and/or deferral of the start or


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continuation of any Tenant Improvements, such delays shall be considered Tenant
Delays. In addition, Landlord and Tenant agree that Landlord's consent to undertake further Base Building Changes and any resulting Changes to the Tenant Improvements, and/or commencement or continuation of the Tenant Improvements, shall be further conditioned upon Tenant's acceptance of the number of additional days of Tenant Delay that Landlord estimates will result from the Construction Effort from the dates set forth in the Revised Construction Schedules attached (subject to the extent of any actual impact upon substantial completion of the Base Building), which schedules already account for the Initial Tenant Delay. Subject to all of the foregoing, the Partial Rent Commencement Dates and the Final Rent Commencement Date shall be calculated as provided in the Original Lease.

      8. Building Systems; Service Failure. (a) One component of the Base Building Changes is the substitution of 21KV primary electrical service to the Project for more normal secondary service, and to that end the installation by PG&E of a 21KV main electrical service extension to the Project ("PRIMARY ELECTRICAL SERVICE"). Landlord shall arrange for PG&E to extend to the Buildings and install Primary Electrical Service for the Project and Landlord shall purchase and install, or have installed, as part of the Base Building Changes such transformers, switchgear and related circuits and equipment ("PRIMARY SERVICE FACILITIES") as are necessary to handle such increased Primary Electrical Service. Tenant shall reimburse Landlord as a Hard Cost as provided in Section 4 above all incremental increased costs for the Primary Service Facilities and costs to reimburse PG&E for the extension and installation of the Primary Electrical Service over the estimated costs to provide secondary service. Upon installation, such Primary Service Facilities shall become part of the Building Systems for purposes of the Lease.

      (b) To the extent that any delay in Landlord's delivery of the Premises, or any floor thereof, occurs due to a delay in the installation of the Primary Service Facilities due to any reason, including without limitation, any delay in obtaining or installing such equipment due to any one or more of the events described in Section 26 - Force Majeure of the Original Lease, or a failure or defect in the Primary Service Facilities themselves, shall constitute a Tenant Delay for purposes of the Lease, including, without limitation, calculating the Partial Rent Commencement Dates for any effected floor of the Premises. However, and notwithstanding the foregoing, if and to the extent any delay in Landlord's delivery of the Premises is due to (i) an affirmative rejection by PG&E of its contractual obligation to install and serve the Project with primary electrical service, or an unequivocal and formal denial of primary electrical service to the Project by PG&E, or (ii) any other delay in the installation of the primary electrical service to the Project by PG&E or an alternative energy provider and not directly caused by Tenant or its Representatives ("PRIMARY SERVICE DELAY"), then such a delay shall be considered a delay under Section 26 - Force Majeure of the Original Lease, but the date set forth in Section 2.2(g) of the Construction Rider (as amended by Section 10 of this Amendment) at which time Tenant may elect to terminate the Lease (as provided therein), nevertheless shall be deferred, day for day, during the period of time that the Primary Service Delay continues.

      (c) Furthermore, and notwithstanding anything to the contrary in Section
9.3 of the Original Lease, once the Primary Service Facilities and the Primary Electrical Service has been installed and the applicable Partial Rent Commencement Dates for each floor have occurred,


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Tenant shall not be entitled to an abatement of rent or to terminate the Lease as a result of a Service Failure that occurs or arises out of a failure of or defect in any of the Primary Service Facilities themselves except only if and to the extent such failure is caused by Landlord's failure to maintain same pursuant to Section 7.2 of the Original Lease; provided, however, that if the repair or replacement of any component of the Primary Service Facilities is delayed due to any one or more of the events described in Section 26 - Force Majeure of the Original Lease, the date for the commencement of rent abatement under Section 9.3(a) of the Original Lease shall be deferred during the period of such delay. The foregoing provisions of this Section 8(c) shall not serve to waive or supercede the provisions or rights of the parties under Section 9.3 of the Original Lease pertaining to any Service Failure that occurs for any reason specified therein, other than if and to the extent such Service Failure is due to a failure or defect in the Primary Service Facilities themselves or in the manner of their installation on the Property. Landlord represents to Tenant that Tenant is a specifically named third-party beneficiary of certain warranties made by Webcor Builders, as general contractor for the Base Building, under
Section 17.2 of the construction contract for the Base Building. A true and complete copy of said Section 17.2 is attached hereto as Attachment D. Landlord agrees not to modify to Tenant's detriment any of said warranties for which Tenant is a specified third-party beneficiary without Tenant's prior written consent.

      9. Deferral of Tenant Improvements. Landlord and Tenant acknowledge that prior to the Effective Date, Tenant prepared and Landlord approved (i) the Space Plan, and (ii) the Final Working Drawings and Specifications for the Tenant Improvements, intended for the Premises depicted in Exhibit A to the Original Lease. Thereafter, Landlord entered into a contract with CIC to construct the Tenant Improvements and certain components thereof were ordered by CIC and construction began. On April 10, 2001, Tenant requested Landlord to stop construction of the Tenant Improvements and to defer their continuation, other than to complete plan checking by the City of Foster City, but not to pull the building permit therefor. Landlord agrees to defer the construction of the Tenant Improvements (the "TI DEFERRAL") for a period of six (6) months from the Effective Date of this Amendment (the "TI DEFERRAL PERIOD"). As consideration for the TI Deferral, Tenant agrees to pay to Landlord as and when provided in
Section 4 above, all reasonable costs incurred and to be incurred by Landlord in connection with (i) the Tenant Improvements undertaken as of the Effective Date,
(ii) the TI Deferral itself, including without limitation, costs for items ordered, restocking charges for returned items, storage costs, contract termination/suspension/de-mobilization charges for CIC and its subcontractors, and (iii) all reasonable costs for any Redesign Efforts for the Tenant Improvements (collectively, the "TI SHUTDOWN COSTS"). The TI Deferral shall not apply to or effect any portion of the Base Building Work, including, without limitation, any Base Building Changes approved by Tenant and Landlord pursuant to this Amendment, or any other obligation of Landlord or Tenant under the Lease. Subject to the foregoing, and provided that no default by Tenant has occurred or occurs in connection with the Lease or no other condition or event occurs which with the passage of time or giving of notice or both, would constitute a default under the Lease, Landlord hereby waives any right it may have to declare a default solely due to the TI Deferral undertaken by Landlord at Tenant's request, but only for the TI Deferral Period. The foregoing waiver by Landlord shall not constitute a waiver or release (i) of any Claim or right in favor of Landlord with respect to any other default or matter by Tenant, or
(ii) of any of Landlord's rights to obtain damages or other remedies against Tenant


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pertaining to the TI Deferral Period due to (x) such other default, or (y) any default which occurs after the TI Deferral Period, or (iii) of any claim of Tenant Delays applicable to the TI Deferral Period due to the TI Deferral. Nothing in this Amendment shall be construed as an acknowledgement or admission by Tenant that the TI Deferral constitutes a default or breach under the Lease, or a failure by Tenant to fully observe, perform and discharge its obligations under the Lease, and Tenant hereby disputes any such construction of the Lease. Landlord and Tenant reserve until after the TI deferral Period all rights to assert their differing interpretations of what duties are imposed by the Lease concerning the construction of Tenant Improvements. Tenant agrees to pay to Landlord all reasonable costs in connection with the re-commencement of the construction of the Tenant Improvements including, without limitation, all costs of any Redesign Efforts requested or necessary therefor, any increases in unit costs and labor rates for the Tenant Improvements and re-mobilization charges, but otherwise in the manner and amount provided under the Original Lease. Landlord's obligation under the Lease to construct the Tenant Improvements and to pay the Tenant Improvement Allowance is expressly conditioned upon Tenant's delivery to Landlord of (i) timely payment for all the TI Shutdown Costs, (ii) an unconditional written request to immediately re-commence the Tenant Improvements for the Premises (or a request to initiate further Redesign Efforts in connection with the Tenant Improvements which results in a revised Space Plan and revised Final Working Drawings and Specifications for the Premises which are approved by Landlord and Tenant pursuant to the Construction Rider under the Original Lease and the reimbursement of Landlord for all costs incurred in connection with such Redesign Effort in the manner provided in this Amendment) (in either case, a "GO-AHEAD NOTICE"), and (iii) the 25% deposit for the Additional Costs for the Tenant Improvements as provided in Section 2.3 of the Construction Rider of the Original Lease ("TENANT IMPROVEMENT DEPOSIT"). At such time and so long as the unbilled portion of the estimated costs for the Tenant Improvements (plus a prudent, reasonable contingency therefor) is equal to or less than the Tenant Improvement Deposit, invoices for the Additional Costs shall apply a portion of the Tenant Improvement Deposit as a credit against the Additional Costs in said invoice, provided that, at all times, the Tenant Improvement Deposit held by Landlord is equal to the remaining unbilled estimated Additional Costs (plus a prudent, reasonable contingency therefor) until such time as the Tenant Improvements have been totally completed and Tenant has fully paid to Landlord all the Additional Costs. If through the foregoing process and upon completion of the Tenant Improvements, Tenant ends up having paid more than the total Additional Costs, Landlord shall refund the excess to Tenant within ten (10) Business Days of Landlord's receipt of Tenant's final payment therefor.

      10. Correction of Certain Dates and References. The Scheduled Final Rent Commencement Date referenced in the Basic Lease Information is hereby extended to March 1, 2002. The date of October 1, 2002 as first referenced twice in
Section 2.2(g) of the Construction Rider is hereby extended to November 1, 2002. The date of November 1, 2002 referenced in Section 4 of the Construction Rider is hereby extended to December 1, 2002. The reference to "Rent Commencement Date" appearing in the second to last unnumbered paragraph in Section 2.1 of the Construction Rider shall mean and refer to the "Final Rent Commencement Date." All references to "Rent Commencement Date" in Subsection 2.2(g) of the Construction Rider shall mean and refer to the "Partial Rent Commencement Date for the first floor of the Premises


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delivered to Tenant." The last proviso in Section 2.2(g) is hereby amended and restated in its entirety to read as follows:

            "; and provided further, if either Landlord or Tenant causes a delay so that the Partial Rent Commencement Date for the first floor of the Premises delivered to Tenant is delayed past the November 1, 2002 termination date, then with respect to each, or both, of such parties, the November 1, 2002 termination date shall be extended day for day for each day that such party causes the Partial Rent Commencement Date for the first floor of the Premises delivered to Tenant to be delayed beyond such termination date (which extension may be applicable to both parties, for different periods of time)."

      11. First Level Space. Tenant acknowledges that at its request, Landlord deferred seeking the Proposed Reclassification from the City, and that November 1, 2000, the date when Landlord was otherwise to have attempted to achieve the Proposed Reclassification, has long since passed. Therefore, Landlord and Tenant agree to release each other and their respective representatives from, and to waive all Claims against same with respect to, any obligation to pursue the Proposed Reclassification or to occupy any such space so reclassified. As of the Effective Date, Landlord and Tenant acknowledge that the Reduction Space equals 17,410 rentable square feet, that the number of parking spaces shall be reduced by eighty-eight (88), and the number of access cards to be provided by Landlord free of charge shall be reduced by eighty-eight (88). As of the Effective Date, Landlord and Tenant hereby agree that the Total Rentable Area in the Premises shall be 381,050 rentable square feet, and that Tenant's Operating Cost Share is 100% and Tenant's Tax Share is 95.63%. In addition, by virtue of the foregoing, Tenant will not be leasing the entire rentable area of the Premises, and Landlord and Tenant shall re-allocate the Project Costs pursuant to the last two
(2) unnumbered paragraphs in Section 3.2(a)(1) of the Original Lease.

      12. Entire Agreement. All attachments, exhibits and addenda attached hereto are incorporated into this Amendment. This Amendment, together with the Original Lease, contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or terminated orally or by course of conduct.

      13. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original as against the party whose signature is affixed thereto, and together which shall constitute but one and the same agreement.

      14. Reaffirmation of Lease. Except only as set forth in this Amendment, the provisions of the Original Lease remain unchanged and in full force and effect. This Amendment shall be binding upon and inure to the benefit to the parties and their respective successors and assigns.


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      IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the Effective Date.


TENANT:
INKTOMI CORPORATION,
a Delaware corporation


By:    /s/ Jerry Kennelly
       --------------------------------
Name:  Jerry Kennelly
       --------------------------------
Title: Chief Financial Officer
       --------------------------------

By:
       --------------------------------
Name:
       --------------------------------
Title:
       --------------------------------



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LANDLORD:

PARKSIDE TOWERS CO-TENANCY,
a tenancy in common:

5990 SEPULVEDA ASSOCIATES, L.P.,           GATEWAY PHOENIX ASSOCIATES, L.P.,
a California limited partnership           a California limited partnership

By: Cornerstone Holdings, LLC              By: Cornerstone Holdings, LLC,
    a Delaware limited liability               a Delaware limited liability
    company its general partner                company its general partner

    By: EOP Operating Limited
        Partnership, a Delaware limited    By: EOP Operating Limited
        partnership                            Partnership, a Delaware limited
        Its sole member                        partnership
                                               Its sole member
        By: Equity Office  Properties
            Trust, a Maryland real estate      By: Equity Office  Properties
            investment trust                       Trust, a Maryland real estate
            Its general partner                    investment trust
                                                   Its general partner
            By:   /s/ Peter Adams
                  ---------------
            Name: Peter H. Adams              By:    /s/ Peter Adams
                  --------------                     ---------------
            Its:  Senior Vice President       Name:  Peter H. Adams
                  ---------------------              --------------
                                                Its: Senior Vice President
      (CO-OWNER)                                     ---------------------

                                               (CO-OWNER)


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                                  Attachment A

                              Base Building Changes


ELECTRICAL CHANGES

1.    Add (1) 21KV main service and feeder to PG&E.

2. Rework existing underground core and shell feeders at new unit substations. (Grounding system upgrade released per tenant approval at subcontractor cost of $85,812.00)

3.    Install, terminate and test (4) 2250KVA Hitec units.

4. Provide and install additional unit substations, static transfer switches, panelboards and bus risers required for the tenant's computer room power and redundant system needs.

5. Provide additional motor control centers and wiring for redundant mechanical system equipment at each tower.

6. Increase the size of the emergency generator to handle the larger supply fans SF-2E and SF-2W.

7.    Revise the penthouse lighting to match the new floor plans.

8.    Revise the 1st floor garage lighting for the added electrical rooms.

9.    Conduit and control wiring for Staefa control system.

10. Install (2) 4" conduits from the west telephone riser room to Hillsdale for future competitive access provider.

11. Redesign original electrical and telephone rooms on all tenant floors to accommodate larger tenant requirements.



HVAC CHANGES

1.    PIPING SYSTEM

A Chiller and cooling tower upgrade per tenant requirements ( Chillers & Cooling Tower released per tenant approval at subcontractor cost of $930,576.00).

B     Piping and pump upgrade per new chiller and cooling tower plant.

C     Primary and secondary pumping system (Chilled water & Hot water).

D     Piping control upgrade per Staefa Control.

E Boiler upgrade: Indoor to outdoor (East Tower only); Two stage to Three Stage (Both East & West Tower); relocate boiler to 4th floor of west tower

F     Hot water Risers (2) upgrade (East & West Tower).

G     Chilled water riser (1) add for both East & West Towers.

H     Cooling Tower filtration system (Lakos).

I     Vibration Isolation Upgrade based on upgraded Chiller & Cooling Tower
      Plant.

J     Water treatment upgrade.

K     Pump room air conditioning (8th Floor - East & West Towers).


2.    AIR SYSTEM

A Supply fan upgrade (Motor HP Change from 100 HP to 125 HP - East Tower & 75 to 100 HP - West Tower).

B     Cooling Coil Upgrade.


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C     Supply duct riser, duct tap and Fire smoke damper modifications at the shaft.

D VFD add for secondary chilled water pumps, cooling tower upgrade, Fan upgrade (100 to 125 & 75 to 100 HP).


3.    CONTROL UPGRADE

A     Change building HVAC control from Siebe to Staefa Control.

B     York talk panel.

C     Harmonic study.


STRUCTURAL CHANGES

1. Modify structural steel frame to accommodate increased loads on penthouse and 4th floor roofs (Modifications released per tenant approval at approximate subcontractor cost of $398,000).

2.    Modify metal decking on penthouse roofs to accommodate increased loads.


ARCHITECTURAL CHANGES

1.    SITE

A Added 10,000 gallon under ground diesel fuel storage tank adjacent to Loading Area.

B     Added PG&E pull vault at Shell Blvd., north access drive median.

C     Deleted PG&E switch adjacent to northwest corner of west tower.

D     Future grease trap for tenant food service functions.

2.    LEVEL 1

A Revised main electrical service rooms, including 21KV service requirements.

B Added rooms for main service, including substation and switchboard equipment.

C Reconfigured loading area and added space to accommodate standby power functions.

D Eliminated 40 parking spaces and reconfigured drive aisle near loading dock.

3.    Level 2

A     Added standby power electrical room west of loading bay.

B Added mechanical plenum, fan room, and heat rejection equipment room east of loading bay.

C     Coordinated diesel exhaust, discharged to exterior face of building.

D Added two electrical/telecom rooms to accommodate increased riser requirements.

4.    Level 3

A Added two electrical/telecom rooms to accommodate increased riser requirements.

5.    Level 4

A     Added west tower boiler room, adjacent to Stair No. 5.

B Revised electrical/telecom room configurations, including revised riser requirements.

C     Coordinated electrical/telecom in-floor distribution.

6.    Level 5

A     Added roof screen elements to accommodate tenant equipment.

B Revised electrical/telecom room configurations, including revised riser requirements.


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7.    Level 6 and 7

A Revised electrical/telecom room configurations, including revised riser requirements.

8.    Level 8

A Revised electrical/telecom room configurations, including revised riser requirements.

B     Added Mechanical Pump Rooms adjacent to north mechanical shafts.

9.    Penthouse / Roof Level

A Redesigned East and West penthouses to accommodate new mechanical and electrical equipment.

B     Revised Penthouse roof to reflect plan changes.


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                                  Attachment B

                         Revised Construction Schedules



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                                  Attachment C

                                Revised Premises



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
                                  Attachment D

  Warranty Section 17.2 of Webcor Builders Construction Contract for the Base
                                    Building


17.2 Contractor warrants and guarantees that all materials furnished under the Contract Documents shall be new and of a quality equal to or better than what would be acceptable industry standard for comparable projects, unless otherwise specified in the Plans and Specifications, and that the Work will be of good quality, free from fault or defect, and in conformance with the Contract Documents. In furtherance of that guaranty, Contractor agrees to indemnify, protect, defend and hold harmless Owner against all Claims arising from or relating to any defect in workmanship or material in the Work or any non-conformance of the Work with the requirements of the Contract Documents or applicable laws ("Warranty Claims"). Upon receipt of written notice from Owner, Contractor shall, at its own expense and under the terms and conditions of the Contract Documents, promptly and diligently replace any defective or non-conforming portions of the Work. Contractor shall also bear all costs and expenses, replace any materials and perform any labor required to correct or repair any portion of the Project or Property damaged or destroyed in repairing or correcting any defective or non-conforming Work. This guaranty requires Contractor to correct the substandard condition and not merely to pay money damages for breach of the guaranty. If Contractor fails, after written notice from Owner, to promptly and diligently comply with its obligations, as required herein, Owner may perform those obligations, at Contractor's expense, and Contractor shall reimburse Owner promptly upon demand for all costs or expenses incurred by Owner in connection with fulfilling Contractor's guaranty, including without limitation, interest on the amounts expended at the Interest Rate and reasonable attorneys' fees. The provisions of this Section are in addition and cumulative to other rights and remedies available to the parties under this Agreement, at law or in equity, and do not in any manner limit such rights and remedies. The obligations of Contractor under this Section 17.2 shall survive completion of the Project and termination of this Agreement for a period of one
(1) year following the date of Total Completion of the Project, whether by Contractor, or in the case of termination of this Agreement by Owner pursuant to
Section 12, by Owner or another party, and shall apply with respect to all Warranty Claims of which Contractor is aware or is given written notice prior to the expiration of that time period. During the eleventh (11th) month following Substantial Completion of the Project, Contractor will conduct an inspection of all systems, components and all other portions of the Work covered by warranties for the purpose of identifying any Warranty Claims, all of which shall be detailed on a punch list and shall be promptly corrected by Contractor. This inspection will be completed with Owner's designated representative. It is intended that the purpose of this inspection will be to identify any items that need attention/correction prior to the expiration of the warranty period. Contractor acknowledges that the Tenant is an intended third-party beneficiary of all the warranties described in this Section 17.2.


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